Exhibit 99.1

CONSENT OF DEUTSCHE BANK SECURITIES INC.

We hereby consent to (i) the inclusion of our opinion letter, dated May 7, 2018, to the Board of Directors of Cohu, Inc. as Annex B to the Joint Proxy Statement/Prospectus forming part of Amendment No. 1 to the Registration Statement on Form S-4 of Cohu, Inc. filed on July 26, 2018 (the “Registration Statement”), and (ii) references made to our firm and such opinion in the Registration Statement under the captions “SUMMARY—Opinions of Financial Advisors”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Cohu Board and Cohu’s Reasons for the Merger” and “THE MERGER—Opinion of Cohu’s Financial Advisor, Deutsche Bank Securities Inc.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

/s/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

July 26, 2018